Exhibit 99.1

NEWS RELEASE

WINN-DIXIE STORES, INC. 5050 EDGEWOOD COURT P.O. BOX B JACKSONVILLE, FLORIDA 32203-0297 (904) 783-5000

For Immediate Release

NASDAQ: WINN

Investors:

Sheila Reinken

(904)783-5931

Media Only:

Kekst and Company

Michael Freitag

(212) 521-4800

Winn-Dixie Reports Improved Third Quarter Financial Results

Continues Implementation of its Turnaround Plan

•	Adjusted EBITDA significantly higher

•	Identical store sales increase

•	Store remodel program progressing

•	Strong liquidity with no material borrowings

JACKSONVILLE, FL May 15, 2007—Winn-Dixie Stores, Inc., (NASDAQ: WINN) today announced financial results for the 12 and 40 week periods ended April 4, 2007, and the filing of its quarterly report on Form 10-Q with the Securities and Exchange Commission. During these periods, Winn-Dixie continued to progress in the implementation of its turnaround plan. Key highlights of the third quarter include:

•	Adjusted EBITDA of $46.0 million, representing a significant increase over the prior year, and net income of $17.8 million or $.33 per common diluted share.

•	Identical store sales increases of 1.6% for the third quarter and 1.7% for the fiscal year-to-date period.

•

Winn-Dixie’s store remodel program is underway with 7 remodels completed and about 20 in total expected to be finished by the end of the fiscal year in June. The company also plans to remodel 75 stores annually in future fiscal years.

•	$573.4 million of liquidity and no material borrowings under its revolving credit facility.

Winn-Dixie Chairman, CEO, and President Peter Lynch said, “The improved results we achieved in the third quarter reflect early progress in our multi-year turnaround plan. We will continue to execute against our five key initiatives: rebuilding trust in our brand, investing capital in our stores, neighborhood marketing, Associate training and development, and achieving profitable sales.”

He continued, “We are encouraged by initial customer reaction to our first small group of remodeled stores, particularly the remodel that we recently completed in Macclenny, Florida, near our headquarters in Jacksonville. This store has served as a laboratory for some of our most innovative ideas for enhancing the customer shopping experience, including making improvements in the store’s configuration, product mix and placement. We look forward to applying the lessons learned in Macclenny at our other locations.”

Liquidity and Capital Resources

As of April 4, 2007, Winn-Dixie had approximately $573.4 million of liquidity, comprised of $391.7 million of borrowing availability under its credit agreement and $181.7 million of cash and cash equivalents. The company’s liquidity increased by $73.8 million from the end of its second fiscal quarter, primarily as a result of cash flow from operations, income tax refunds, and higher borrowing availability, offset by capital expenditures.

Sales

Identical store sales rose by 1.6% for the 12 week period and increased by 1.7% for the 40 week period. Sales results were driven by increases in the average basket, which on an identical store basis rose by 3.6% in the third quarter and 3.2% year-to-date as compared to the same periods in the prior fiscal year. Transaction counts declined by 2.0% and 1.4% for the 12 week and 40 week periods, respectively, as compared to the same periods in the prior fiscal year. In the second quarter, the transaction count declined by 1.9%.

“We attribute the strong increase in average basket this quarter to our effective merchandising and promotional programs along with enhanced operational execution,” Lynch said. “The decline in transaction count is a trend we are addressing through our store remodel program as we invite customers back to see how Winn-Dixie is getting better. In our newly remodeled stores, our opportunity is to attract new customers who have been shopping elsewhere and to retain our current loyal customers. For those customers shopping in stores that have not yet been remodeled, we are taking steps to ensure that they experience better quality, selection and service throughout the store.”

Adjusted EBITDA and Net Income

Income from continuing operations before interest expense, income taxes, and depreciation and amortization expense, or EBITDA, as further adjusted for non-cash charges, reorganization items, and other items related to the company’s emergence from bankruptcy (Adjusted EBITDA) amounted to $46.0 million for the 12 week period, as compared to $9.0 million in the same period of the prior year, an increase of $37.0 million. For the 40 weeks of the fiscal year, Adjusted EBITDA was $36.3 million as compared to a loss of $7.9 million in the same period of the prior year, an increase of $44.2 million.

Net income was $17.8 million and $280.0 million for the 12 weeks and 40 weeks of the fiscal year, respectively. The results for the 40 week period were impacted significantly by non-cash items, the largest of which were a $188.2 million gain in connection with the discharge of liabilities associated with the company’s exit from Chapter 11 and a $144.8 million gain related to the revaluation of assets and liabilities as part of fresh start reporting. The Company emerged from Chapter 11 in November, 2006.

Gross Profit and Operating Expense

Gross profit on sales increased $30.2 million and $48.9 million for the 12 weeks and 40 weeks of the fiscal year, respectively, as compared to the same periods in the prior fiscal year. As a percentage of sales, gross margin was 27.9% in the current third quarter, as compared to 25.7% in the second quarter of the current fiscal year and 26.5% in the third quarter of the prior year. For the first 40 weeks of the fiscal year, gross margin as a percentage of sales was 26.6% as compared to 26.0% in the first half of the current fiscal year and 25.9% for the first 40 weeks of the prior year.

Gross margins for the 12 week and 40 week periods improved by 140 and 70 basis points, respectively, as compared to the prior year. For the quarter, the improvement was due primarily to lower levels of promotional spending (90 basis points), reduction in warehouse and transportation costs (30 basis points) and operational improvements that reduced shrink (20 basis points). For the 40 week period, the improvement in gross margin was attributable to operational improvements that reduced shrink (40 basis points) and other cost reductions (30 basis points). “Our improved performance in the third quarter was driven primarily by our focus on offering balanced sales and promotional programs which drove sales while maintaining a profitable gross margin,” said Lynch.

Operating and administrative expenses for the 12 weeks ended April 4, 2007, decreased $10.4 million as compared to the same period in the prior fiscal year and for the 40 weeks ended April 4, 2007, increased $10.2 million as compared to the same period in the prior fiscal year. The increase in operating and administrative expense for the 40 week period was driven by an increase in costs related to bankruptcy and emergence of $19.5 million. As a percentage of sales, other operating and administrative expenses was 26.5% and 27.5% for the 12 weeks ended April 4, 2007 and April 5, 2006, respectively, and 27.6% for the 40 weeks ended both April 4, 2007 and April 5, 2006.

Conference Call and Webcast Information

The Company plans to host a live conference call and simultaneous audio webcast from 8:30 AM to 9:30 AM Eastern Time which will include comments from senior management and a question and answer session. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “About Us”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 800-810-0924 or 913-981-4900. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website and, from May 15 through May 22, 2007, can also be accessed by calling 888-203-1112 or 719-457-0820. The replay passcode is 5839459.

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 521 stores in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “continuing,” “ongoing,” “should,” “will,” “believes,” or “intends” and similar words and phrases. There are a number of factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; pricing pressures and competitive factors, which could include pricing and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to attract and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates or gasoline costs, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activity; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s industry; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2007, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fiscal 2007	Fiscal 2006
Amounts in thousands except per share data	Successor 12 weeks ended April 4, 2007	Predecessor 12 weeks ended April 5, 2006
Net sales	$1,683,829	$1,659,530
Cost of sales, including warehouse and delivery expenses	1,213,848	1,219,710

Gross profit on sales	469,981	439,820
Other operating and administrative expenses	446,041	456,430
Impairment charges	—	447
Restructuring charge, net	—	221

Operating income (loss)	23,940	(17,278)
Interest (income) expense, net	(2,296)	1,587

Income (loss) before reorganization items and income taxes	26,236	(18,865)
Reorganization items, net loss	—	11,362
Income tax expense (benefit)	8,407	(965)

Net income (loss) from continuing operations	17,829	(29,262)

Discontinued operations:
Loss from discontinued operations	—	(9,303)
Gain on disposal of discontinued operations	—	9,551

Net earnings from discontinued operations	—	248

Net income (loss)	$17,829	$(29,014)

Basic earnings per share (1)	$0.33
Diluted earnings per share (1)	$0.33

Adjusted EBITDA:
Net income (loss)	$17,829	$(29,014)
Adjustments to reconcile Net income (loss) to Adjusted EBITDA:
Discontinued operations	—	(248)
Income tax expense (benefit)	8,407	(965)
Depreciation and amortization	15,275	23,941
Favorable and unfavorable lease amortization	795	—
Interest (income) expense, net	(2,296)	1,587

EBITDA	40,010	(4,699)

Reorganization items, net loss	—	11,362
Impairment charges	—	447
Restructuring charge, net	—	221
SFAS 123R share-based compensation	1,160	1,667
Post-emergence bankruptcy-related professional fees	4,834	—

Adjusted EBITDA	$46,004	$8,998

Note 1:	Predecessor earnings per share is not comparable to the successor due to the cancellation of the Predecessor’s common stock and issuance of new common stock of the Successor.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fiscal 2007			Fiscal 2006
Amounts in thousands except per share data	Successor 20 weeks ended April 4, 2007	Predecessor 20 weeks ended Nov. 15, 2006	Combined 40 weeks ended April 4, 2007	Predecessor 40 weeks ended April 5, 2006
Net sales	$2,848,021	2,676,678	$5,524,699	$5,481,737
Cost of sales, including warehouse and delivery expenses	2,086,882	1,969,641	4,056,523	4,062,492

Gross profit on sales	761,139	707,037	1,468,176	1,419,245
Other operating and administrative expenses	748,569	776,482	1,525,051	1,514,901
Impairment charges	—	20,778	20,778	9,059
Restructuring charge, net	—	786	786	24,704

Operating income (loss)	12,570	(91,009)	(78,439)	(129,419)
Interest (income) expense, net	(2,862)	5,527	2,665	9,356

Income (loss) before reorganization items and income taxes	15,432	(96,536)	(81,104)	(138,775)
Reorganization items, net gain	—	(334,430)	(334,430)	(238,752)
Income tax expense (benefit)	7,552	(13,980)	(6,428)	(4,585)

Net income from continuing operations	7,880	251,874	259,754	104,562

Discontinued operations:
Earnings (loss) from discontinued operations	—	2,333	2,333	(140,706)
Gain (loss) on disposal of discontinued operations	—	17,922	17,922	(312,507)

Net earnings (loss) from discontinued operations	—	20,255	20,255	(453,213)
Cumulative effect of change in accounting principle	—	—	—	4,583

Net income (loss)	$7,880	272,129	$280,009	$(344,068)

Basic earnings per share (1)	$0.15
Diluted earnings per share (1)	$0.15

Adjusted EBITDA:
Net income (loss)	$7,880	272,129	$280,009	$(344,068)
Adjustments to reconcile Net income (loss) to Adjusted EBITDA:
Discontinued operations	—	(20,255)	(20,255)	453,213
Income tax expense (benefit)	7,552	(13,980)	(6,428)	(4,585)
Depreciation and amortization	25,256	36,178	61,434	82,086
Favorable and unfavorable lease amortization	1,326	—	1,326	—
Interest (income) expense, net	(2,862)	5,527	2,665	9,356

EBITDA	39,152	279,599	318,751	196,002

Reorganization items, net gain	—	(334,430)	(334,430)	(238,752)
Impairment charges	—	20,778	20,778	9,059
Restructuring charge, net	—	786	786	24,704
SFAS 123R share-based compensation	1,307	11,609	12,916	1,096
Post-emergence bankruptcy-related professional fees	11,061	—	11,061	—
VISA / MasterCard settlement	—	(1,706)	(1,706)	—
Plan-related D&O insurance payment	—	8,100	8,100	—

Adjusted EBITDA	$51,520	(15,264)	$36,256	$(7,891)

Note 1:	Predecessor earnings per share is not comparable to the successor due to the cancellation of the Predecessor’s common stock and issuance of new common stock of the Successor.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	Successor	Predecessor
	April 4, 2007	June 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$181,674	187,543
Marketable securities	4,825	14,308
Trade and other receivables, less allowance for doubtful receivables of $4,534 ($9,537 at June 28, 2006)	90,125	152,237
Insurance claims receivable	32,591	46,162
Income tax receivable	30,002	40,427
Merchandise inventories, less LIFO reserve of $2,925 ($152,729 at June 28, 2006)	632,163	477,885
Prepaid expenses and other current assets	39,885	35,653
Assets held for sale	—	44,710

Total current assets	1,011,265	998,925

Property, plant and equipment, net	242,845	496,830
Intangible assets, net	353,725	38,979
Other assets, net	12,806	60,241

Total assets	$1,620,641	1,594,975

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current borrowings under credit facilities	$—	40,000
Current portion of long-term debt	—	232
Current obligations under capital leases	4,421	3,617
Accounts payable	223,722	229,951
Reserve for self-insurance liabilities	84,420	74,905
Accrued wages and salaries	68,209	80,495
Accrued rent	38,290	43,942
Accrued expenses	95,193	95,107
Liabilities related to assets held for sale	—	9,206

Total current liabilities	514,255	577,455

Reserve for self-insurance liabilities	159,290	151,131
Long-term debt	44	164
Unfavorable leases	141,681	—
Obligations under capital leases	9,045	5,369
Other liabilities	28,120	24,990

Total liabilities not subject to compromise	852,435	759,109

Liabilities subject to compromise	—	1,117,954

Total liabilities	852,435	1,877,063

Shareholders’ equity (deficit):
Predecessor common stock, $1 par value. Authorized 400,000,000 shares; 154,332,048 shares issued; 141,858,015 shares outstanding at June 28, 2006	—	141,858
Successor common stock, $0.001 par value. Authorized 400,000,000 shares; 54,000,000 shares issued; 53,901,473 shares outstanding at April 4, 2007	54	—
Additional paid-in-capital	760,253	34,874
Retained earnings (accumulated deficit)	7,880	(438,015)
Accumulated other comprehensive income (loss)	19	(20,805)

Total shareholders’ equity (deficit)	768,206	(282,088)

Total liabilities and shareholders’ equity (deficit)	$1,620,641	1,594,975

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands	Fiscal 2007			Fiscal 2006
	Successor 20 weeks ended April 4, 2007	Predecessor 20 weeks ended Nov. 15, 2006	Combined 40 weeks ended April 4, 2007	Predecessor 40 weeks ended April 5, 2006
Cash flows from operating activities:
Net income (loss)	$7,880	272,129	280,009	(344,068)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on sales of assets, net	1,372	(35,373)	(34,001)	(62,473)
Reorganization items, net gain	—	(334,430)	(334,430)	(238,752)
Impairment charges	—	20,857	20,857	16,452
Depreciation and amortization	25,256	36,274	61,530	87,654
Share-based compensation, net	1,307	11,609	12,916	1,096
Change in operating assets and liabilities:
Favorable and unfavorable leases	1,326	—	1,326	—
Trade, insurance and other receivables	12,119	29,850	41,969	9,642
Merchandise inventories	24,600	(31,564)	(6,964)	304,525
Prepaid expenses and other current assets	141	(2,426)	(2,285)	32,939
Accounts payable	(30,948)	(20,458)	(51,406)	48,139
Lease liability on closed facilities	—	(838)	(838)	114,893
Income taxes payable/receivable	33,187	(2,944)	30,243	(3,971)
Reserve for self-insurance liabilities	5,484	(1,203)	4,281	5,897
Accrued expenses and other	(41,398)	(3,440)	(44,838)	261,749

Net cash provided by (used in) operating activities before reorganization items	40,326	(61,957)	(21,631)	233,722

Cash effect of reorganization items	—	(11,085)	(11,085)	(46,610)

Net cash provided by (used in) operating activities	40,326	(73,042)	(32,716)	187,112

Cash flows from investing activities:
Purchases of property, plant and equipment	(30,072)	(23,888)	(53,960)	(19,486)
Decrease in investments and other assets	17,073	15,067	32,140	1,008
Sales of assets	311	83,012	83,323	100,449
Purchases of marketable securities	(1,546)	(4,321)	(5,867)	(7,219)
Sales of marketable securities	830	14,991	15,821	12,043
Other, net	(2,391)	(308)	(2,699)	1,099

Net cash (used in) provided by investing activities	(15,795)	84,553	68,758	87,894

Cash flows from financing activities:
Gross borrowings on credit facilities	4,311	7,690	12,001	696,874
Gross payments on credit facilities	(4,266)	(47,690)	(51,956)	(901,325)
Increase in book overdrafts	8,518	164	8,682	138
Principal payments on long-term debt and capital leases	(462)	(981)	(1,443)	(1,412)
Debt issuance costs	(8,829)	(366)	(9,195)	(721)
Other, net	—	—	—	1,013

Net cash used in financing activities	(728)	(41,183)	(41,911)	(205,433)

Increase (decrease) in cash and cash equivalents	23,803	(29,672)	(5,869)	69,573
Cash and cash equivalents at beginning of period	157,871	187,543	187,543	62,141

Cash and cash equivalents at end of period	$181,674	157,871	181,674	131,714